Exhibit 3.3 – Certificate of Amendment of Certificate of Incorporation

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "RCG ACQUISITION 1 CORP.", FILED IN THIS OFFICE ON THE THIRD DAY OF AUGUST, A.D. 2011, AT 7:34 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4977046 8100

110884034

AUTHENTICATION: 8947713

DATE: 08-04-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:37 AM 08/03/2011
FILED 07:34 AM 08/03/2011
SRV 110884034 - 4977046 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

RCG Acquisition I Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of RCG Acquisition I Corp. held on August 2, 2011, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

> RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows:
>
> "The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Thirty Million (130,000,000) shares of which One Hundred Million (100,000,000) shares shall be Common Stock: each such share shall have one-hundredth of one cent ($0.0001) par value, plus Thirty Million (30,000,000) shares of Preferred Stock each such share shall have one one-hundredth of one cent ($0.0001) par value."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by this 2nd day of August, 2011.

By: ______________________
Authorized Signer
Title: President
Name: Jeffrey A. Gugick

By: ______________________
Authorized Signer
Title: Vice President, Secretary, Treasurer
Name: Marc S. Schuster